Exhibit 99.1

Vanguard Natural Resources, LLC Announces Closing of South Texas Acquisition

HOUSTON--(BUSINESS WIRE)--Vanguard Natural Resources, LLC (NYSE Arca:VNR) (“Vanguard” or “Company”) today announced it has consummated its previously announced acquisition of natural gas and oil producing properties from an affiliate of the Lewis Energy Group (“Lewis”) for a purchase price of approximately $53.4 million in cash and Company units. The consideration included $32.04 million in cash and $21.36 million in Company units or 1,350,873 units determined based on the 20 day average closing price of the units on the NYSE Arca prior to the closing date of the transaction ($15.81). The purchase price is subject to final purchase price adjustments to be determined based on an effective date of June 1, 2008.

The acquired properties are located in the Dos Hermanos Field in Webb County, Texas, and have the following characteristics:

  Estimated proved reserves of 20 Bcfe
  65% proved developed
  5 year inventory of proved undeveloped locations based on drilling plan of six to eight wells per year
  98% natural gas
  Natural gas BTU content of 1,150
  Reserve to production ratio of approximately 18 years
  Approximately 3,000 mcfe of net daily production

Pursuant to closing, the Company assumed the following natural gas hedges:

Period	Volume (Mmbtu)	Hedge	Pricing (1)

July-December 2008	527,800	Collar	$11.40-12.85
2009	970,800	Swap	$11.00
2010	843,900	Swap	$10.07
2011	762,200	Swap	$9.75

(1)	All prices are Houston Ship Channel first of month index prices. The swap prices shown for 2009-2011 are weighted average prices for the calendar year.

Scott W. Smith, President and Chief Executive Officer of Vanguard commented, “We are pleased to announce the closing of this acquisition of long-life natural gas properties and the establishment of an ongoing relationship with the Lewis Energy Group, the leading oil and gas producer in the Olmos trend of South Texas. Lewis has over 25 years of experience in exploration and development of this prolific gas producing trend and operates over 1,000 wells which currently produce approximately 67,000 mcf/d net to Lewis’ interest. With this transaction, Lewis has become one of our largest unitholders and we look forward to benefitting from their operational expertise with these properties and working with them as we jointly develop our multi-year inventory of proved undeveloped locations. This acquisition is immediately accretive to distributable cash flow and adds an additional geographic region to our property portfolio. In addition, as part of this transaction, we will assume attractive natural gas hedges covering approximately 85% of the estimated proved developed natural gas production through 2011. This hedging program ensures a stable cash flow from these assets and we therefore intend to recommend an increase in the quarterly distribution rate at our next Board meeting in August.”

The acquisition was funded with borrowings under Vanguard’s existing credit facility and cash on hand and through the issuance of 1,350,873 Vanguard units. These units are subject to a 180 day lock-up agreement.

Vanguard Natural Resources, LLC is a publicly-traded limited liability company focused on acquiring, producing and developing oil and natural gas properties. Vanguard’s assets consist primarily of producing and non-producing natural gas and oil reserves located in the southern portion of the Appalachian Basin, the Permian Basin and South Texas.

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

CONTACT:
Vanguard Natural Resources, LLC
Investor Relations
Richard Robert, EVP and CFO, 832-327-2258
investorrelations@vnrllc.com